701 N Green Valley Pkwy, Suite 200, Henderson, NV 89074     phone 702-990-3387/ fax 702-990-3301

TAPO Energy, LLC
P.O. Box 235
West Union, WV 26456

May 15, 2009

Re:           Purchase of Property- Letter Agreement

Dear Mr. Polling:

This Letter Agreement shall serve to memorialize our understanding with respect to TAPO’s purchase of an aggregate of 420 acres (the “Indigo Property”) in Gilmore Township and Freeport Township, Greene County, Pennsylvania and Batello District, Monogalia County, West Virginia (less certain acreage previously transferred to TAPO in connection with the Modification and Settlement Agreement dated March 3, 2008 which acreage equals a total of 60 acres offsetting the existing three wells owned by Indigo-Energy, Inc. (“Indigo”)) from Indigo for an aggregate purchase price of $630,000 (which is equal to 420 acres less the 60 acres offset netting 360 acres at $1,750 per acre) and shall constitute a binding agreement. The Indigo Property is described in more detail on Exhibit A to this letter Agreement.

TAPO shall purchase and Indigo shall sell the Indigo Property on the terms set forth below which both parties acknowledge shall constitute fair and sufficient consideration.

1.  Upon Indigo’s receipt of the payment set forth in Section 2 below, Indigo shall transfer the Indigo Property to TAPO free and clear of any security interests, mortgages, liens or other encumbrances, except that TAPO acknowledges that Indigo shall have the right to continue to operate the three existing wells (the “Existing Wells”) on the Indigo Property and that Indigo has granted certain third parties a working interest in the Existing Wells.

2.           In consideration for the transfer of the Indigo Property to TAPO, TAPO shall pay Indigo the sum of $630,000 (the “Purchase Price”), which amount constitutes the full purchase price for the Indigo Property.  Payment shall be made by TAPO by wiring the Purchase Price to the account of Indigo-Energy, Inc. as per the wire instructions set forth on Schedule 1 hereto.  Purchase Price is to be deposited into the Indigo account within 5 days of date of signing this Letter Agreement.

3.           TAPO acknowledges that the Moore Family has the right to certain coal deposits on the Indigo Property and that TAPO will not interfere with respect to the Moore Family’s right to exploit such coal deposits.

4.           TAPO acknowledges that the Existing Wells are connected to the pipeline and meters of Equitable Gas and that TAPO will not take any actions which interfere with the connection of the Existing Wells to the Equitable pipeline.

5.           Indigo and TAPO both acknowledge that they are in discussions with respect to TAPO’s purchase of the Existing Wells.  Indigo hereby agrees that they will not negotiate the sale of the Existing Wells to any third party for the next 60 days while such negotiations continue.  In the event that Indigo receives an unsolicited third party offer to purchase the Existing Wells it will give TAPO a right of first refusal to purchase the Existing Wells on the same terms.

6.           In addition to the Purchase Price set forth in Section 2 hereof, Indigo shall be entitled to, and TAPO hereby agrees to pay to Indigo an “override royalty” equal to one sixteenth working interest (.03125%) of all net revenues generated by TAPO on the Indigo Property.  In order to enforce this section of this Letter Agreement, TAPO covenants to provide Indigo with monthly written statements indicating the amounts received by TAPO as revenues from the operation of any wells on the Indigo Property (not including the Existing Wells).  Indigo shall have the right to audit the books and records of TAPO upon 15 days prior written notice to TAPO.  The right to audit given to Indigo shall be exercised by Indigo in good faith and only for the purpose of determining the amount of revenues received by TAPO for wells produced on the Indigo Property.

7.           Indigo agrees to execute any documentation necessary in order to effectuate the transfer of the Indigo Property to TAPO.  Said property shall be transferred and recorded within 10 days of funding per Section 2 above.

8.           This Agreement shall be binding upon and inure to the benefit of Indigo and TAPO and their respective administrators, representatives, executors, successors and assigns, either by reason of death, incapacity, merger consolidation, and/or purchase or acquisition of substantially all of Indigo’s assets or otherwise.

9.           Indigo and TAPO acknowledges that they have been represented by counsel in connection with this Letter Agreement, and have executed the same with knowledge of its consequences.  This Letter Agreement is made and entered into under New York law and shall be interpreted, enforced and governed under the laws of the laws of New York without regard to its conflicts of laws principles.

10.         This Letter Agreement sets forth the entire agreement between Indigo and TAPO with respect to the Indigo Property and fully supersedes any and all prior agreements or understandings between Indigo and TAPO pertaining to the subject matter hereof.

11.         From and after the date hereof, the parties hereto shall take all actions, including the execution and delivery of all documents, necessary to effectuate the terms hereof.

If the foregoing terms and conditions of this binding Letter Agreement are acceptable to TAPO, please so indicate by signing in the indicated place.

Indigo-Energy, Inc.

By:	/s/ Steven Durdin
Steven Durdin, President

ACCEPTED AND AGREED

TAPO ENERGY, LLC

/s/ Jerry Pooling
By:    Jerry Pooling
Title: Managing Member

SCHEDULE 1

Wire Instructions

Bank of America
Branch NV1-155-01-01
2638 W. Horizon Ridge Parkway
Henderson, NV 89052
702-654-6316
702-654-6342 fax
Indigo- Energy, Inc.
Account # 005012537333
Wire Routing ABA # 02609593